EPM MINING VENTURES INC. - STOCK OPTION PLAN

1.           PURPOSE

The purpose of this stock option plan (the “Plan”) is to authorize the grant to Eligible Persons (as such term is defined below) of EPM Mining Ventures Inc. (the “Corporation”) of options to purchase common shares (“shares”) of the Corporation’s capital and thus benefit the Corporation by enabling it to attract, retain and motivate Eligible Persons by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.           ADMINISTRATION

The Plan shall be administered by the board of directors of the Corporation or a committee established by the board of directors for that purpose (the “Committee”).  Subject to approval of the granting of options by the board of directors or Committee, as applicable, the Corporation shall grant options under the Plan.

3.           SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of paragraph 12 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Plan will not exceed 10% of the total number of shares of the Corporation issued and outstanding from time to time.  The total number of shares which may be issued or reserved for issuance to any one individual under the Plan within any one year period shall not exceed 5% of the outstanding issue.  The Corporation shall not, upon the exercise of any option, be required to issue or deliver any shares prior to (a) the admission of such shares to listing on any stock exchange on which the Corporation’s shares may then be listed, and (b) the completion of such registration or other qualification of such shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable.  If any shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation shall be returned to the optionee.

4.           LIMITS WITH RESPECT TO INSIDERS

(a)
The maximum number of shares which may be reserved for issuance to insiders under the Plan, any other employer stock option plans or options for services, shall be 10% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

(b)
The maximum number of options which may be granted to insiders under the Plan, together with any other previously established or proposed share compensation arrangements, within any one year period shall be 10% of the outstanding issue.

5.           ELIGIBILITY

Options shall be granted only to Eligible Persons, any registered savings plan established by an Eligible Person or any corporation wholly-owned by an Eligible Person.  The term “Eligible Person” means:

(a)	a senior officer or director of the Corporation or any of its subsidiaries;

(b)	either:

(i)	an individual who is considered an employee under the Income Tax Act,

(ii)
an individual who works full-time for the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source, or

(iii)
an individual who works for the Corporation on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source, any such individual, an “Employee”;

(c)
an individual employed by a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual (a “Company”) which individual is providing management services to the Corporation through such Company, or an individual (together with a Company, a “Person”) providing management services directly to the Corporation, which management services are required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a Person engaged in Investor Relations Activities (as hereafter defined) (a “Management Company Employee”);

(d)	an individual (or a company or partnership of which the individual is an employee, shareholder or partner), other than an Employee, Management Company Employee, director or senior officer, who:

(i)	provides ongoing consulting services to the Corporation or an Affiliate of the Corporation under a written contract;

(ii)	possesses technical, business or management expertise of value to the Corporation or an Affiliate of the Corporation;

(iii)	spends a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation;

(iv)	has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation; and

(v)	does not engage in Investor Relations Activities (as hereafter defined);

any such individual, a “Consultant”;

(e)
an individual (or a company or partnership of which the individual is an employee, shareholder or partner), other than an Employee, Management Company Employee, director or senior officer, that falls within the definition of Consultant contained in subsections 5(d)(i) through (iv) which provides Investor Relations Activities (an “Investor Relations Consultant”); or

(f)	a Person that falls within the definition of Eligible Person contained in any of subsections 5(a), (b) or (d) which provides Investor Relations Activities (an “Investor Relations Person”).

For purposes of the foregoing, a Company is an “Affiliate” of another Company if: (a) one of them is the subsidiary of the other; or (b) each of them is controlled by the same Person.

The term “Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Corporation or shareholder of the Corporation, that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(a)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation:

(i)	to promote the sale of products or services of the Corporation, or

(ii)	to raise public awareness of the Corporation,

(iii)	that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(b)	activities or communications necessary to comply with the requirements of:

(i)	applicable securities laws, policies or regulations,

(ii)
the rules, and regulations of the TSX Venture Exchange (“TSX-V”) or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Corporation;

(iii)
communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if:

(1)	the communication is only through the newspaper, magazine or publication, and

(2)	the publisher or writer received no commission or other consideration other than for acting in the capacity of publisher or writer; or

(c)	activities or communications that may be otherwise specified by the TSX-V.

For stock options to Employees, Consultants, Management Company Employees or Investor Relations Persons, the Corporation must represent that the optionee is a bona fide Employee, Consultant, Management Company Employee or Investor Relations Person as the case may be.  The terms “insider,” “controlled” and “subsidiary” shall have the meanings ascribed thereto in the Securities Act (Ontario) from time to time.  Subject to the foregoing, the board of directors or Committee, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

6.	LIMITS WITH RESPECT TO CONSULTANTS AND INVESTOR RELATIONS PERSONS

(a)
The maximum number of stock options which may be granted to any one Consultant under the Plan, any other employer stock options plans or options for services, within any 12 month period, must not exceed 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

(b)
The maximum number of stock options which may be granted to Investor Relations Persons under the Plan, any other employer stock options plans or options for services, within any 12 month period must not exceed, in the aggregate, 2% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

7.           PRICE

The purchase price (the “Price”) for the shares of the Corporation under each option shall be determined by the board of directors or Committee, as applicable, on the basis of the market price, where “market price” shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or last trading price on the prior trading day on any dealing network where the shares trade, and where there is no such closing price or trade on the prior trading day, “market price” shall mean the average of the daily high and low board lot trading prices of the shares of the Corporation on any stock exchange on which the shares are listed or dealing network on which the shares of the Corporation trade for the five (5) immediately preceding trading days. In the event the shares are listed on the TSX-V, the price may be the market price less any discounts from the market price allowed by the TSX-V, subject to a minimum price of $0.10.  In the event the shares are not listed on any exchange and do not trade on any dealing network, the market price will be determined by the board of directors.  The approval of disinterested shareholders will be required for any reduction in the Price of a previously granted option to an insider of the Corporation.

8.           PERIOD OF OPTION AND RIGHTS TO EXERCISE

Subject to the provisions of this paragraph 8 and paragraphs 9, 10 and 17 below, options will be exercisable in whole or in part, and from time to time, during the currency thereof.  Options shall not be granted for a term exceeding five years.  The shares to be purchased upon each exercise of any option (the “optioned shares”) shall be paid for in full at the time of such exercise.  Except as provided in paragraphs 9, 10 and 17 below, no option which is held by a service provider may be exercised unless the optionee is then a service provider for the Corporation.

9.           CESSATION OF PROVISION OF SERVICES

Subject to paragraph 10 below, if any optionee who is a service provider shall cease to be an Eligible Person of the Corporation for any reason (whether or not for cause) the optionee may, but only within the period of ninety days (unless such period is extended by the board of directors or the Committee, as applicable, to a maximum of one year next succeeding such cessation, and approval is obtained from the stock exchange on which the shares of the Corporation trade where required), or thirty days if the Eligible Person is an Investor Relations Person (unless such period is extended by the board of directors or the Committee, as applicable, to a maximum of one year next succeeding such cessation, and approval is obtained from the stock exchange on which the shares of the Corporation trade where required), next succeeding such cessation and in no event after the expiry date of the optionee’s option, exercise the optionee’s option unless such period is extended as provided in paragraph 10 below.

10.           DEATH OF OPTIONEE

In the event of the death of an optionee during the currency of the optionee’s option, the option theretofore granted to the optionee shall be exercisable within, but only within, the period of one year next succeeding the optionee’s death.  Before expiry of an option under this paragraph 10, the board of directors or Committee, as applicable, shall notify the optionee’s representative in writing of such expiry.

11.           NONASSIGNABILITY AND NON-TRANSFERABILITY OF OPTION

An option granted under the Plan shall be non-assignable and non-transferable by an optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during an optionee’s lifetime, only by the optionee.

12.           ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation.  The options granted under the Plan may contain such provisions as the board of directors, or Committee, as applicable, may determine with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price in the event of any such change.  If there is a reduction in the exercise price of the options of an insider of the Corporation, the Corporation will be required to obtain approval from disinterested shareholders.

13.           AMENDMENT AND TERMINATION OF THE PLAN

The board of directors or Committee, as applicable, may at any time amend or terminate the Plan, but where amended, such amendment is subject to regulatory approval.

14.           EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

15.           EVIDENCE OF OPTIONS

Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

16.           EXERCISE OF OPTION

Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the shares then being purchased.

Upon receipt of a certificate of an authorized officer directing the issue of shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the optioned shares in the name of such optionee or the optionee’s legal personal representative or as may be directed in writing by the optionee’s legal personal representative.

17.           VESTING RESTRICTIONS

Options issued under the Plan may vest at the discretion of the board of directors or Committee, as applicable, provided that if required by any stock exchange on which the shares of the Corporation trade, options issued to Investor Relations Consultants must vest in stages over not less than 12 months with no more than one-quarter (1/4) of the options vesting in any three month period.

18.           NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

If at any time when an option granted under this Plan remains unexercised with respect to any optioned shares:

(a)	the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event; or

(b)	a third party makes a bona fide formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event;

the Corporation shall notify the optionee in writing of such transaction, offer or proposal as soon as practicable and, provided that the board of directors or Committee, as applicable, has determined that no adjustment shall be made pursuant to section 12 hereof, (i) the board of directors or Committee, as applicable, may permit the optionee to exercise the option granted under this Plan, as to all or any of the optioned shares in respect of which such option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the expiry date of the option), so that the optionee may participate in such transaction, offer or proposal; and (ii) the board of directors or Committee, as applicable, may require the acceleration of the time for the exercise of the said option and of the time for the fulfillment of any conditions or restrictions on such exercise.

For these purposes, an Acceleration Event means:

(a)
the acquisition by any “offeror” (as defined in Part XX of the Securities Act (Ontario)) of beneficial ownership of more than 50% of the outstanding voting securities of the Corporation, by means of a take-over bid or otherwise;

(b)
any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(c)	any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation; or

(d)	the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation.

19.           RIGHTS PRIOR TO EXERCISE

An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

20.           GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

21.           EXPIRY OF OPTION

On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares in respect of which the option has not been exercised.

OPTION AGREEMENT
EPM MINING VENTURES INC.
STOCK OPTION PLAN

EPM MINING VENTURES INC. (the “Corporation”) hereby grants to the Optionee named below (the “Optionee”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions of the Stock Option Plan of the Corporation as may be amended from time to time (the “Plan”), attached hereto as Schedule “A”, the number of common shares of the Corporation (the “Common Shares”) at the price per share set forth below:

Name of Optionee:

Date of Grant:

Total Number of Common Shares Subject to Option:

Exercise Price:

Expiry Date:

Vesting:

1.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein shall, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.
Subject to earlier expiration in accordance with the Plan and this Agreement, the Option may be exercised in whole or in part with respect to your vested Options but in no event shall the Option granted hereunder be exercisable after the expiry date set out above, subject to the provisions of the Plan.

3.
The Option shall be exercised by notice in writing given by the Optionee to the Corporation at its address for notice set out in Section 4 hereof (as may be changed from time to time), using the Exercise Notice Form attached hereto as Schedule “B,” specifying the number of Common Shares to be purchased, and accompanied by payment by certified check or bank draft payable to the Corporation of the total purchase price of the Common Shares.

4.
Each notice relating to the Option, including the exercise thereof, shall be in writing.  All notices to the Corporation shall be delivered personally or by prepaid registered mail and shall be addressed to the Corporation at EPM Mining Ventures Inc., 2150 South 1300 East, Suite 350, Salt Lake City, Utah, 84106, Attention: Chief Financial Officer.  All notices to the Optionee shall be addressed to the principal address of the Optionee on file with the Corporation.  Either the Corporation or the Optionee may designate a different address by written notice to the other.  Such notices shall be deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing.  No notice given by either the Optionee or the Corporation shall be binding on the recipient thereof until received.

5.
The Optionee hereby agrees that the Option evidenced herein is subject to the provisions and conditions of the Plan and nothing in this Agreement or the Plan shall confer upon an Optionee any right to continue in the employ of the Corporation or any Affiliate or to provide services to the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate the Optionee’s employment or services at any time; nor shall anything in this Agreement or the Plan be deemed or construed to constitute an agreement or an expression of intent on the part of the Corporation or any Affiliate to extend the employment of any Optionee beyond the time which the Optionee would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate, or beyond the time at which the Optionee would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

6.	The Option rights granted to you are personal and may not be sold, pledged, transferred or encumbered in any way.

7.	This Agreement may be signed in counterparts, each of which so executed shall be deemed to be an original document and such counterparts, taken together, shall constitute one and the same document.

8.	This Agreement has been made in and shall be construed under and in accordance with the laws of the Yukon Territory and the federal laws of Canada applicable therein.

EPM MINING VENTURES INC.

Per:
Name: Lance D’Ambrosio
Title: Chief Executive Officer

I have read the foregoing Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan.  I agree to be bound by the terms and conditions of the Plan governing the award made hereby and by the actions of the board of directors of the Corporation in respect thereof and in respect of the administration of this Agreement and the Plan.

Date Accepted:
Optionee’s Signature

Optionee’s Name
(please print)

SCHEDULE “A”

EPM MINING VENTURES INC. - STOCK OPTION PLAN

SCHEDULE “B”

EXERCISE NOTICE FORM

I, (print name), hereby exercise my option to purchase __________ Common Shares of EPM Mining Ventures Inc. (the “Corporation”) at a purchase price of $____ per Common Share.  This Exercise Notice is delivered in respect of the Option to purchase __________ Common Shares of the Corporation which was granted to me on __________ pursuant to the Option Agreement entered into between the Corporation and me.  In connection with the foregoing, I enclose a certified check or bank draft payable to the Corporation in the amount of $__________ in full payment for the Common Shares to be received upon exercise of  the Option.

Date:
Optionee’s Signature

Schedule of Option Grants to Named Executive Officers and Directors

Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date
Lance D’Ambrosio	500,000	1.04	April 5, 2017
Spencer Thunell	150,000 150,000 200,000	1.81 1.04 0.40	August 25, 2016 April 5, 2017 January 4, 2018
Jeff Gentry	54,425 287,836	1.04 0.40	April 5, 2015 January 4, 2018
Richard Dye	225,000 200,000 200,000	1.81 1.04 0.40	August 25, 2016 April 5, 2017 January 4, 2018
Woods Silleroy	150,000 75,000 150,000	1.81 1.04 0.40	August 25, 2016 April 5, 2017 January 4, 2018
Daniel Basse	43,704 72,566 287,836	1.20 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018
Theodore Botts	43,704 72,566 299,829	1.20 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018
Arthur Ditto	43,704 72,566 323,816	1.20 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018
Thomas Pladsen	43,704 72,566 311,822	1.20 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018
De Lyle Bloomquist	40,655 72,566 287,836	1.29 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018
Ramakrishnan Mukundan	40,655 72,566 287,836	1.29 1.04 0.40	October 13, 2014 April 5, 2015 January 4, 2018